EXHIBIT 5

                          BCG Strategic Investors, LLC
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


                                         January 5, 2001

VIA FACSIMILE AND COURIER
-------------------------
Mr. Devarajan S. Puthukarai
Chairman, Chief Executive Officer
and President
musicmaker.com, Inc.
1740 Broadway
23rd Floor
New York, New York 10019


                          Request for Stockholder List

Dear Mr. Puthukarai:

      The undersigned, being the record owner of an aggregate of 1,209,866 shares of common stock, par value $.01 per share (the "Company Stock"), of musicmaker.com, Inc., a Delaware corporation (the "Company"), hereby demands, pursuant to Section 220 of the Delaware General Corporation Law, the right to inspect, during the Company's usual business hours, the following records and documents of the Company and to make copies or extracts therefrom:

          A. A complete record or list of the Company's stockholders certified by its transfer agent, which sets forth the name and address of each stockholder and the number of shares of Company Stock registered in the name of each stockholder as of the most recent practicable date.

          B. A magnetic computer tape list of the Company's stockholders as of the most recent practicable date, which sets forth the name and address of each stockholder and the number of shares of Company Stock registered in the name of each stockholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purposes.

          C. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Company Stock, including a list of all owners who hold Company Stock in the name of Cede & Co. or other similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Company Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in the plan.

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          D.   As  promptly  as  practicable,  any and all  omnibus  proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

          E. All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which sets forth the name and address of, and the number of shares owned by, each beneficial owner of Company Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

          F. A "stop transfer" list or stop list relating to the shares of Company Stock.

          G. All additions, changes and corrections to any of the information requested pursuant to paragraphs 1 through 6 from the date hereof until the undersigned requests termination of the transmission of such materials.

      The undersigned agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials.

      The purpose of this demand is to permit the undersigned to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including the solicitation of consents to amend the By-laws of the Company and to elect nominees of the undersigned and certain other persons as directors.

      The undersigned hereby designates Kramer Levin Naftalis & Frankel LLP and its partners, employees and other persons designated by it acting together, singly or in any combination, to conduct the requested examination and copying of materials.

      Please advise Julie K. Horowitz of Kramer Levin Naftalis & Frankel LLP (Tel: 212-715-7783) as to the time and place that the requested information will be made available in accordance with this request. As you are no doubt aware, Delaware law requires your response to our request within five business days of the date of this letter.

      An affidavit relating to this demand has been attached to this letter.

      Please acknowledge receipt of this letter by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.

                                         Very truly yours,

                                         /s/ James Mitarotonda
                                         ---------------------

                                         James Mitarotonda


RECEIPT ACKNOWLEDGED ON
January __, 2001
MUSICMAKER.COM, INC.


By:_________________________
   Name:
   Title:

                                    AFFIDAVIT

STATE OF NEW YORK       )
                        )         ss.
COUNTY OF NEW YORK      )

        James Mitarotonda, having been duly sworn, deposes and says that he has executed the stockholder demand to which this Affidavit is attached and that the facts and statements contained in such demand are true and correct in all material respects.


/s/ JAMES MITAROTONDA
---------------------
James Mitarotonda

SWORN TO AND SUBSCRIBED BEFORE ME
THIS 5TH DAY OF JANUARY, 2001



/s/ MARILYN L. SHAPIRO
----------------------
Notary Public